As filed with the Securities and Exchange Commission on January 18, 2005
                               Reg. No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             SmarTire Systems, Inc.

             (Exact name of registrant as specified in its charter)



                   Yukon Territory                      Not Applicable
          (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)              identification No.)

       150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1, Canada
               (Address of principal executive offices) (Zip Code)

                        2004 Stock Incentive Plan (U.S.)
                      2004 Stock Incentive Plan (Non-U.S.)

                               (full time of plan)

                                  Robert Rudman
                             150-13151 Vanier Place
                   Richmond, British Columbia, V6V 2J1, Canada
                     (Name and address of agent for service)

                                 (604) 276-9554
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

                                         CALCULATION OF REGISTRATION FEE
     ----------------------------------------------------------------------------------------------------------
                             Proposed maximum      Proposed maximum
      Title of securities    Amount to be          offering price       Aggregate offering    Amount of
      to be registered       Registered            per share(1)           Price               Registration fee

     ----------------------- --------------------- -------------------- --------------------- ------------------
     Common Stock                 53,000,000(2)       $0.031              $1,643,000              $193.38
     (no par value)
     ----------------------- --------------------- -------------------- --------------------- ------------------

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the Over-The-Counter-Bulletin Board on January 18, 2005.

(2) Includes (i) 3,000,000 shares of our common stock issuable pursuant to our 2004 Stock Incentive Plan (U.S.), and (ii) 50,000,000 shares of our common stock issuable pursuant to our 2004 Stock Incentive Plan (Non-U.S.).

EXPLANATORY NOTE

      This Registration Statement is being filed in order to register 53,000,000 shares of common stock, no par value per share, of SmarTire Systems, Inc. with respect to its 2004 Stock Incentive Plan (U.S.) and 2004 Stock Incentive Plan (Non-U.S.).

      The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock to employees, non-employee directors, and officers of SmarTire Systems, Inc.

Prospectus

                             SmarTire Systems, Inc.

                        53,000,000 SHARES OF COMMON STOCK

                             issued pursuant to the

                        2004 Stock Incentive Plan (U.S.)
                                       and
                      2004 Stock Incentive Plan (Non-U.S.)


      This prospectus relates to the sale of up to 53,000,000 shares of common stock of SmarTire Systems, Inc. offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to our 2004 Stock Incentive Plan (U.S.) and 2004 Stock Incentive Plan (Non-U.S.). The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

      Our common stock trades on The Over-The-Counter Bulletin Board under the symbol "SMTR." On January 18, 2005, the closing sale price of the common stock was $0.031 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                   The date of this prospectus is January 18, 2005.

                                TABLE OF CONTENTS
                                                                           Page

Prospectus Summary                                                           6
Risk Factors                                                                 7
Selling Stockholders                                                        22
Plan of Distribution                                                        25
Interests of Named Experts and Counsel                                      26
Incorporation of Certain Documents by Reference                             26
Disclosure of Commission Position
 on Indemnification for Securities Act Liabilities                          26
Additional Information Available to You                                     27

                               Prospectus Summary

Overview

      We (together with our subsidiaries) are engaged in the development and marketing of tire monitoring systems designed for improved vehicle safety, performance, reliability and fuel efficiency. We were formed to develop and market remote data sensing, transmission and processing products incorporating patented technologies to satisfy emerging market requirements in the transportation industry. Currently we are focused on developing and marketing technically advanced tire pressure monitoring systems (TPMS) for the transportation and automotive industries. During the fiscal years ended July 31, 2004 and July 31, 2003, we earned revenues primarily from the sale of tire monitoring systems for passenger cars.

      Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1. We were incorporated under the laws of the Province of British Columbia on September 8, 1987, and were continued under the laws of the Yukon Territory to become a Yukon corporation effective February 6, 2003. Our telephone number is (604) 276-9884.

      We have three wholly-owned subsidiaries: SmarTire Technologies Inc., SmarTire USA Inc. and SmarTire Europe Limited. SmarTire Technologies Inc. was incorporated on June 3, 1988 under the laws of the Province of British Columbia, and was the original developer of our patented technology. SmarTire USA Inc., a Delaware corporation incorporated on May 16, 1997, is our exclusive marketing agency for SmarTire in North America. SmarTire Europe Limited, a United Kingdom corporation incorporated on February 25, 1998, is our exclusive sales and distribution operation for Europe. SmarTire Europe's head office is located at Park 34, Southmead Industrial Park, Didcot, Oxfordshire, England, OX11 7WB.

This Offering


Shares of common stock
 outstanding prior to this offering........  225,912,470 as of December 30, 2004

Shares offered in this prospectus..........  53,000,000

Total shares outstanding
 after this offering ......................  278,912,470

Use of proceeds............................  We will not receive any  proceeds from the sale of the shares of
                                             common stock offered in this
                                             prospectus. We will, however, incur
                                             all costs of this prospectus and
                                             the related registration statement.

                                  Risk Factors


      Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus. The risks and uncertainties described below are not the only ones. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline.

      Except for historical information, the information contained in this prospectus are "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

               RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES

WE HAVE ISSUED CONVERTIBLE DEBENTURES AND SHARE PURCHASE WARRANTS, AND OUR OBLIGATIONS UNDER THE CONVERTIBLE DEBENTURES AND THE WARRANTS POSE RISKS TO THE PRICE OF OUR COMMON STOCK AND OUR CONTINUING OPERATIONS.

      We have issued discounted convertible debentures, in the aggregate principal amount of $3,493,590, maturing on April 1, 2006 of which amount $1,612,798 remain outstanding as at December 30, 2004. In addition to the discounted convertible debentures, we have also issued 8% convertible debentures in the aggregate principal amount of $1,700,000 maturing July 16, 2006, of which amount $245,000 remain outstanding as at December 30, 2004 and 5% convertible debentures in the aggregate principal amount of $2,695,000 maturing December 15, 2007. The discounted, 5% and 8% convertible debentures provide that in certain circumstances the holder of the debentures may convert the outstanding principal and, in the case of the 5% and 8% convertible debentures, accrued interest, into shares of our common stock. The purchasers of the discounted convertible debentures and 8% convertible debentures also hold an aggregate of 14,612,857 warrants.

      The terms and conditions of the convertible debentures and the warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below.

ANY SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK COULD ENCOURAGE SHORT SALES BY THE HOLDERS OF THE 5%, 8% AND DISCOUNTED CONVERTIBLE DEBENTURES. SUCH SHORT SALES MAY IN TURN PLACE ADDITIONAL DOWNWARD PRESSURE ON THE MARKET PRICE OF OUR COMMON STOCK.

      Neither the 5%, 8% or discounted convertible debentures nor our Standby Equity Distribution Agreement with Cornell Capital Partners, LP contain any restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock as the debenture holders and Cornell Capital Partners, LP sell shares of our common stock could encourage short sales by them or others, subject to applicable securities laws. In turn, sales of a substantial number of shares of our common stock by way of short sales could further depress the market price of our stock.

      In an ordinary or "uncovered" short sale, a selling stockholder causes his or her executing broker to borrow the shares to be delivered at the completion of the sale from another broker, subject to an agreement to return them upon request, thereby avoiding the need to deliver any shares actually owned by the selling stockholder on the settlement date for the sale. Since the selling stockholder does not own the shares that are sold, the selling stockholder must subsequently purchase an equivalent number of shares in the market to complete or "cover" the transaction. The selling stockholder will realize a profit if the market price of the shares declines after the time of the short sale, but will incur a loss if the market price rises and he or she is forced to buy the replacement shares at a higher price. Accordingly, a declining trend in the market price of our common stock may stimulate short sales.

ASSUMING THE ISSUANCE OF 411,607,143 SHARES OF OUR COMMON STOCK PURSUANT TO OUR EQUITY LINE OF CREDIT FACILITY, AND ASSUMING THAT THE HOLDERS OF THE CONVERTIBLE DEBENTURES AND CERTAIN WARRANT HOLDERS CONVERT THEIR CONVERTIBLE DEBENTURES OR EXERCISE THEIR WARRANTS, THERE WILL BE SUBSTANTIAL DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

      Our Standby Equity Distribution Agreement with Cornell Capital Partners, LP dated May 19, 2004 contemplated the potential future issuance and sale of up to $15.0 million of our common stock to Cornell Capital Partners, LP, subject to certain restrictions and other obligations. Given our company's current capital needs and the market price of our common stock, we presently have no intention of drawing down the entire amount available of $11,525,000 unless the market price of our common stock increases. Accordingly, our company's good faith estimate of the number of shares that we will issue pursuant to the equity line in addition to the 89,748,929 shares previously issued is 411,607,143 shares. Of this amount, 251,071 shares are registered.

      As disclosed above in this section outlining certain "Risk Factors," the holders of the discounted convertible debentures may ultimately convert the full amount of the convertible debentures and exercise all of their outstanding warrants. They may then sell all of the resulting shares into the public market. This will result in dilution to the interests of other holders of our common stock.

          RISKS RELATED TO OUR 8% AND DISCOUNTED CONVERTIBLE DEBENTURES

THE HOLDERS OF THE DISCOUNTED AND 8% CONVERTIBLE DEBENTURES HAVE THE OPTION OF CONVERTING THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK, AND WE MAY ELECT TO MAKE THE MONTHLY REDEMPTION PAYMENTS UNDER THE DISCOUNTED CONVERTIBLE DEBENTURES IN SHARES OF OUR COMMON STOCK. THE HOLDERS OF THE CONVERTIBLE DEBENTURES MAY ALSO EXERCISE THEIR COMMON SHARE PURCHASE WARRANTS. IF THE CONVERTIBLE DEBENTURES ARE CONVERTED OR THE WARRANTS ARE EXERCISED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

      The issuance of shares of our common stock upon conversion or redemption of the discounted convertible debentures, and upon the conversion of the 8% convertible debentures, will result in dilution to the interests of other holders of our common stock, since the holders of the convertible debentures may sell all of the resulting shares into the public market.

      The principal amount of the discounted convertible debentures may be converted at the option of the holders into shares of our common stock at a set price of $0.028 per share, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures. In addition, we may elect to make the monthly redemption payments in shares of our common stock at a conversion price equal to the lesser of (a) the set price of $0.028 per share (subject to adjustment pursuant to the anti-dilution provisions contained in the debentures), and (b) 85% of the average of the 20 closing prices of our common stock. As at December 30, 2004, we had issued 31,759,908 shares of our common stock for monthly payments on our discounted convertible debenture and holders of 8% convertible debentures had converted a total of $1,488,413 of principal, and related interest, resulting in the issuance of 12,699,174 shares of our common stock. The balance of the 8% convertible debentures in the aggregate amount of $245,000 may be converted at a conversion price of $0.028 per share, subject to adjustment as set forth in the convertible debentures. Accrued interest on any principal amount that is so converted will be converted into shares of our common stock at a conversion price equal to 90% of the 20-day average closing bid price.

      The purchasers of the discounted convertible debentures received warrants to acquire up to an aggregate of 7,939,978 shares of our common stock, exercisable for a period of two years. These warrants were exercised during September 2004.

      The purchasers of the 8% convertible debentures received warrants to acquire up to an aggregate of 13,076,922 shares of our common stock, exercisable for a period of three years. As 555,558 of these warrants have been exercised, 12,521,364 remain exercisable. They also hold additional warrants to acquire up to an aggregate of 2,091,493 shares of our common stock, exercisable for a period of five years.

      Each convertible debenture and each warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the warrant, the conversion price or the exercise price of the warrant will be reduced to equal such effective price.

      The following table sets forth the number and percentage of shares of our common stock that would be issuable if:

- entire principal amount of the discounted convertible debentures and the 8% convertible debentures of $1,857,798 is converted or redeemed at the current conversion price of $.028

--------------------------------------------- -------------------- ---------------------- ----------------- ----------------
                                NUMBER OF SHARES
                                    ISSUABLE
                                 ON CONVERSION/
                                  REDEMPTION OF
                                                 DISCOUNTED AND 8%   SHARES ISSUED OR
                                                  CONVERTIBLE      ISSUABLE ON EXERCISE                       PERCENTAGE OF
                DESCRIPTION                      DEBENTURES(1)          OF WARRANTS         TOTAL SHARES       CLASS(2)(3)
--------------------------------------------- -------------------- ---------------------- ----------------- ----------------
DEBENTURES IN THE AGGREGATE PRINCIPAL
AMOUNT OF $1,857,798 ARE CONVERTED/REDEEMED
AT A CONVERSION PRICE OF $0.028.                  66,349,929            14,612,857           80,962,786          26.38%
--------------------------------------------- -------------------- ---------------------- ----------------- ----------------

(1) Represents the number of shares issuable if all of the outstanding principal under all of the discounted convertible debentures and the 8% convertible debentures were converted/redeemed at the indicated conversion price. For ease of reference, any shares of common stock that may be issued upon conversion of interest under the 8% convertible debentures have been excluded. The outstanding principal under the 8% convertible debentures bears interest at the rate of 8% per annum, calculated on the basis of a 360-day year.

(2) Based on 225,912,470 common shares issued and outstanding on December 30, 2004.

(3) Percentage of the total outstanding common stock represented by the shares issuable on conversion/redemption of the discounted convertible debentures and the 8% convertible debentures, and upon exercise of the warrants, without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time. The actual number of shares of common stock issued or issuable upon the conversion/redemption of the discounted convertible debentures is subject to adjustment pursuant to anti-dilution provisions contained in the debentures which may or may not be triggered, depending upon factors which cannot be predicted by us at this time.

THE 8% AND DISCOUNTED CONVERTIBLE DEBENTURES PROVIDE FOR VARIOUS EVENTS OF DEFAULT THAT WOULD ENTITLE THE HOLDERS TO REQUIRE US TO IMMEDIATELY REPAY 120% OF THE OUTSTANDING PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, IN CASH. IF AN EVENT OF DEFAULT OCCURS, WE MAY BE UNABLE TO IMMEDIATELY REPAY THE AMOUNT OWED, AND ANY REPAYMENT MAY LEAVE US WITH LITTLE OR NO WORKING CAPITAL IN OUR BUSINESS.

      We will be considered in default of the discounted convertible debentures and the 8% convertible debentures if any of the following events, among others, occurs:

      (a) we fail to pay any amount due under a convertible debenture within five days of any notice sent to us by the holder of the convertible debenture that we are in default of our obligation to pay the amount;

      (b) we fail to comply with any of the other agreements contained in the convertible debenture after we are given fifteen days written notice of such non-compliance;

      (c) we breach any of our obligations under the related securities purchase agreement or the related registration rights agreement and the breach is not cured by us within fifteen days after our receipt of written notice of such breach;

      (d) we or any of our subsidiaries become bankrupt or insolvent;

      (e) we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $150,000, unless the breach is cured by us within fifteen days or the breach is waived by the other party to the debt or credit agreement;

      (f) our common stock ceases to be eligible for quotation on the principal market for our common stock (currently the OTC Bulletin Board), and fails to be quoted or listed for trading on another principal market (defined to mean the OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market) within five trading days;

      (g) we agree to sell or dispose of more than 33% of our assets in one or more transactions, or we agree to redeem or repurchase more than an insignificant number of shares of our outstanding common stock or any other equity securities of our company; or

      (h) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a convertible debenture by the holder.

      If an event of default occurs, the holder of a convertible debenture can elect to require us to pay a mandatory prepayment amount generally equal to 120% of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible debenture.

      Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. In addition, any repayment that we are required to make may leave us with little or no working capital in our business. This would have an adverse effect on our continuing operations.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE HOLDERS OF THE 8% AND DISCOUNTED CONVERTIBLE DEBENTURES MAY RESULT IN A SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK. IF THE HOLDERS CONVERT THE 8% AND DISCOUNTED CONVERTIBLE DEBENTURES, SUCH HOLDERS WOULD BE ENTITLED TO CONVERT INTO OUR SHARES, WHICH MIGHT ENCOURAGE THE HOLDERS TO IMMEDIATELY SELL SUCH SHARES. IN ADDITION, THE MERE PROSPECT OF SALES OF SUCH A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

      Holders of the 8% and discounted convertible debentures may acquire and resell up to 66,349,929 shares of our common stock, subject to adjustment, upon conversion of the remaining principal under the convertible debentures, and up to an additional 14,612,857 shares of our common stock, subject to adjustment, upon exercise of certain outstanding common share purchase warrants.

      As a result of anti-dilution provisions in the debentures, principal under the 8% and discounted convertible debentures in the aggregate principal amount of $1,857,798 may be converted by the holder in whole or in part and from time to time at a conversion price of $0.028 per share The issuance of shares of our common stock upon conversion of the 8% and discounted convertible debentures will result in dilution to the interests of other holders of our common stock (and securities convertible into common stock) since the holders of the convertible debentures may sell all of the resulting shares into the public market.

            The resale of common stock by the holders of our 8% and discounted convertible debentures will increase the number of our publicly traded shares, which could depress the market price of our common stock, and thereby affect the ability of our stockholders to realize the current trading price of our common stock. Moreover, as all the shares we issue to the holders of our 8% convertible debentures will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR 8% AND DISCOUNTED CONVERTIBLE NOTES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

            Our obligation to issue shares upon conversion of our 8% and discounted convertible debentures is essentially limitless. As sequential conversions and sales take place, the price of our securities may decline and if so, if other securities are issued at a price lower than the current conversion price our convertible debenture holders would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, to the detriment of the investors in this offering. The sale of these shares may adversely affect the market price of our common stock.

            The following is an example of the number of shares of our common stock that is issuable, upon conversion of our convertible debentures, based on the current conversion price of $0.028, and 25%, 50% and 75% below the current conversion price.


                                             Number of                       Percentage
% Below                         Price         shares           Shares      of Outstanding
Current conversion price      per share      issuable(1)    Outstanding(2)     Stock(3)
----------------------------- ----------- --------------   --------------- -----------------
Current conversion price      0.0280      66,349,929       292,262,399          22.70%

                    25%       0.0210      88,466,571       314,379,041          28.14%

                    50%       0.0140      132,699,857      358,612,327          37.00%

                    75%       0.0070      265,399,714      491,312,184          54.02%

(1) Based on current conversion price of $0.028 on December 30, 2004.

(2) Based on 225,912,470 common shares issued and outstanding on December 30, 2004.

(3) Percentage of the total outstanding common stock represented by the shares issuable on conversion of the 8% and discounted convertible debentures, without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time. The actual number of shares of common stock issued or issuable upon the conversion of the 8% and discounted convertible debentures is subject to adjustment pursuant to anti-dilution provisions contained in the debentures which may or may not be triggered, depending upon factors which cannot be predicted by us at this time.

(4) For ease of reference, any shares of common stock that may be issued upon conversion of interest under the 8% convertible debentures have been excluded. The outstanding principal under the 8% convertible debentures bears interest at the rate of 8% per annum, calculated on the basis of a 360-day year.

                 RISKS RELATED TO OUR 5% CONVERTIBLE DEBENTURES

THE HOLDERS OF THE 5% CONVERTIBLE DEBENTURES HAVE THE OPTION OF CONVERTING THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK, AND WE MAY ELECT TO REDEEM ALL OR A PORTION OF THE CONVERTIBLE DEBENTURES BY PAYING CASH AND ISSUING WARRANTS, UNDER THE 5% CONVERTIBLE DEBENTURES. THE HOLDERS OF THE CONVERTIBLE DEBENTURES MAY ALSO EXERCISE THEIR REDEMPTION WARRANTS, IF ANY. IF THE CONVERTIBLE DEBENTURES ARE CONVERTED OR THE WARRANTS ARE EXERCISED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

      The issuance of shares of our common stock upon conversion of the 5% convertible debentures will result in dilution to the interests of other holders of our common stock, since the holders of the convertible debentures may sell all of the resulting shares into the public market.

      The principal amount of the 5% convertible debentures may be converted at the option of the holders into shares of our common stock at at a conversion price equal to the lesser of (i) 120% of the closing bid price of the common stock as reported by Bloomberg, L.P. as of December 15, 2004, or (ii) 80% of the lowest closing prices for the five (5) trading days preceding the date on which the notice of conversion is sent via facsimile to us, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures.

      Upon providing 3 business days advance written notice to holders, during which time they may elect to convert up to all of their convertible debentures, we may redeem the convertible debentures, in whole or part, at 120% of the face value of each convertible debenture and the investor shall receive 50,000 redemption warrants for every $100,000 redeemed. The redemption warrants are exercisable at 120% of the closing bid price on our common stock as reported by Bloomberg, L.P. for the trading day immediately preceding the Closing Date. The Redemption Warrants will be exercisable until 2 years from the date of issuance.

      Each convertible debenture and redemption warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the warrant, the conversion price or the exercise price of the warrant will be reduced to equal such effective price.

      The following is an example of the amount shares of our common stock that is issuable, upon conversion of our 5% convertible debentures, based on the 25%, 50% and 75% below the current conversion price:



            % Below               Price      Number of                          Percentage
                                  per          shares             Shares      of Outstanding
   Current conversion price      share(1)    issuable         Outstanding(2)      Stock(3)
-------------------------------- -------- ----------------- ----------------- ---------------
Current conversion price (1)     0.0228      118,201,754       344,114,224        34.35%

              25%                0.0171      157,602,339       383,514,809        41.09%

              50%                0.0114      236,403,509       462,315,979        51.13%

              75%                0.0057      472,807,018       698,719,488        67.67%


(1) Based on 80% of the closing bid price of $0.0285 on December 29, 2004.

(2) Based on 225,912,470 common shares issued and outstanding on December 30, 2004.

(3) Percentage of the total outstanding common stock represented by the shares issuable on conversion of the 5% convertible debentures, without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time. The actual number of shares of common stock issued or issuable upon the conversion of the 5% convertible debentures is subject to adjustment pursuant to anti-dilution provisions contained in the debentures which may or may not be triggered, depending upon factors which cannot be predicted by us at this time.

THE 5% CONVERTIBLE DEBENTURES PROVIDE FOR VARIOUS EVENTS OF DEFAULT THAT WOULD ENTITLE THE HOLDERS TO REQUIRE US TO IMMEDIATELY ACCELERATE FULL REPAYMENT OF ALL DEBENTURES OUTSTANDING AND ACCRUED INTEREST THEREON OR, NOTWITHSTANDING ANY LIMITATIONS CONTAINED IN THE DEBENTURES AND/OR THE SECURITIES PURCHASE AGREEMENT, TO CONVERT ALL DEBENTURES OUTSTANDING AND ACCRUED INTEREST THEREON INTO SHARES OF OUR COMMON STOCK. IF AN EVENT OF DEFAULT OCCURS, WE MAY BE UNABLE TO IMMEDIATELY REPAY THE AMOUNT OWED AND ANY REPAYMENT MAY LEAVE US WITH LITTLE OR NO WORKING CAPITAL IN OUR BUSINESS.

      We will be considered in default of the 5% convertible debentures if any of the following events, among others, occurs:

      (a) we fail to pay any amount due under a convertible debenture within five days of any notice sent to us by the holder of the convertible debenture that we are in default of our obligation to pay the amount;

      (b) we fail to comply with any of the other agreements contained in the convertible debenture after we are given fifteen days written notice of such non-compliance;

      (c) we breach any of our obligations under the related securities purchase agreement or the related registration rights agreement and the breach is not cured by us within fifteen days after our receipt of written notice of such breach;

      (d) we or any of our subsidiaries become bankrupt or insolvent;

      (e) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a convertible debenture by the holder.

      (g) we agree to sell or dispose of more than 33% of our assets in one or more transactions, or we agree to redeem or repurchase more than an insignificant number of shares of our outstanding common stock or any other equity securities of our company; or

      (h) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a convertible debenture by the holder.

      If an event of default occurs, the holder of a convertible debenture can elect to require us to pay a mandatory prepayment amount generally equal to 120% of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible debenture.

      Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. In addition, any repayment that we are required to make may leave us with little or no working capital in our business. This would have an adverse effect on our continuing operations.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE HOLDERS OF THE 5% CONVERTIBLE DEBENTURES MAY RESULT IN A SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK. IF THE HOLDERS CONVERT THE 5% CONVERTIBLE DEBENTURES, SUCH HOLDERS WOULD BE ENTITLED TO CONVERT INTO OUR SHARES AT A 20% DISCOUNT, WHICH MIGHT ENCOURAGE THE HOLDERS TO IMMEDIATELY SELL SUCH SHARES. IN ADDITION, THE MERE PROSPECT OF SALES OF SUCH A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

      Principal under convertible debentures in the aggregate principal amount of $195,000 and $2,500,000 may be converted by the holder in whole or in part and from time to time at a conversion price equal to the lesser of (a) 120% of the closing bid price of the common stock as reported by Bloomberg, L.P. for the trading day immediately preceding the date that the holder's funds representing the net amount due to us from the purchase price is transmitted by wire transfer or otherwise to or for the benefit of us, or (ii) 80% of the lowest closing prices for the 5 trading days preceding the date on which the notice of conversion is sent via facsimile to us (the latter being at a 20% discount). This discount may give the holders an incentive to immediately resell any stock that it acquires from us, in order to realize a gain equal to the difference between the market price of the stock (being the price at which holders would sell) and the discounted price which it would have paid for the stock. Any decreasing trend in the market price of our stock could potentially result in an acceleration of sales of the stock by the holders, since any gains that such holders will realize from the sale of the stock will decrease as the market price approaches the discounted price that the holders would have paid for it.

      The resale of common stock by the holders of our 5% convertible debentures will increase the number of our publicly traded shares, which could depress the market price of our common stock, and thereby affect the ability of our stockholders to realize the current trading price of our common stock. Moreover, as all the shares we issue to the holders of our 5% convertible debentures will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR 5% CONVERTIBLE NOTES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

      Our obligation to issue shares upon conversion of our 5% convertible debentures is essentially limitless. As sequential conversions and sales take place, the price of our securities may decline and if so, our convertible debenture holders would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, to the detriment of the investors in this offering. The sale of these shares may adversely affect the market price of our common stock.

           RISKS RELATED TO OUR STANDBY EQUITY DISTRIBUTION AGREEMENT

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY CORNELL CAPITAL PARTNERS, LP UNDER OUR $15,000,000 EQUITY LINE OF CREDIT FACILITY, OF WHICH $11,525,000 HAS NOT BEEN DRAWN UPON MAY RESULT IN A SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK. IF WE ARE ABLE AND ELECT TO DRAW DOWN ANY AMOUNT UNDER THE EQUITY LINE OF CREDIT FACILITY, CORNELL CAPITAL PARTNERS, LP WOULD BE ENTITLED TO PURCHASE SHARES UNDER THE FACILITY AT A 2% DISCOUNT, WHICH MIGHT ENCOURAGE CORNELL CAPITAL PARTNERS, LP TO IMMEDIATELY SELL SUCH SHARES. IN ADDITION, THE MERE PROSPECT OF SALES OF SUCH A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

      On May 19, 2004, we entered into our Standby Equity Distribution Agreement with Cornell Capital Partners, LP, an accredited investor, in connection with the 24-month, $15.0 million equity line of credit facility. The agreement contemplated the potential future issuance and sale of up to $15.0 million of our common stock to Cornell Capital Partners, LP, subject to restrictions and other obligations (including the requirement that the underlying shares of common stock issuable to the investor under the facility shall have been registered on an appropriate registration form under the Securities Act of
1933). As of December 30, 2004, we have sold $3,475,000 of our common stock. As such, $11,525,000 is available for us to use under our equity line of credit facility provided that we have available registered shares. Currently, only 251,070 shares are registered out of the 90,000,000 shares that were registered on June 1, 2004.

      For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of the lowest closing bid price of our common stock on the Over-The-Counter Bulletin Board for the five trading days immediately following the notice date. This discount may give Cornell Capital Partners, LP an incentive to immediately resell any stock that it acquires from us, in order to realize a gain equal to the difference between the market price of the stock (being the price at which Cornell Capital Partners, LP would sell) and the discounted price which it would have paid for the stock. Any decreasing trend in the market price of our stock could potentially result in an acceleration of sales of the stock by Cornell Capital Partners, LP, since any gains that Cornell Capital Partners, LP will realize from the sale of the stock will decrease as the market price approaches the discounted price that Cornell Capital Partners, LP would have paid for it.

      The resale of common stock by the holders of our discounted convertible debentures, and by Cornell Capital Partners, LP, will increase the number of our publicly traded shares, which could depress the market price of our common stock, and thereby affect the ability of our stockholders to realize the current trading price of our common stock. Moreover, as all the shares we issue to the holders of our discounted convertible debentures or to Cornell Capital Partners, LP will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock.

ASSUMING THE DRAWDOWN OF $11,525,000 ON OUR $15 MILLION EQUITY LINE OF CREDIT RESULTING IN THE ISSUANCE OF 411,607,143 SHARES OF OUR COMMON STOCK PURSUANT TO OUR EQUITY LINE OF CREDIT FACILITY AT AN ISSUE PRICE OF $0.028 PER SHARE, THE EFFECTIVE PRICE PAID FOR EACH SHARE WOULD EXCEED THE NET TANGIBLE BOOK VALUE OF EACH SHARE AS AT OCTOBER 31, 2004 BY $0.014, REPRESENTING A DILUTION FACTOR OF 21.4%.

Assuming the issuance of 411,607,143 shares of our common stock pursuant to our equity line of credit facility with Cornell Capital Partners, LP at a discounted issue price of $0.028 per share, the effective price paid for each share would exceed the net tangible book value of each share as at October 31, 2004 by $0.014, representing a dilution factor of 21.4%. The following table sets forth the dilution for the common stock that will be issuable based upon the net tangible book value attributable to each share of our common stock as at October 31, 2004.


Issue price                                                            $0.028(1)

Net tangible book value before the issue of the common stock(2) $0.014 Increase in net tangible book value
 attributable to the issue of the common stock                   0.008

Net tangible book value after the issue of the common stock(3)          0.022
                                                                       ------
Dilution per share                                                     $0.006
                                                                       ======
Percentage of dilution in relation to the net tangible
 book value per share prior to the issue of the common stock             21.4%


(1) After taking into account the 2% discount that Cornell Capital Partners, LP is entitled to receive under the Standby Equity Distribution Agreement. It is assumed for illustrative purposes that the price of our common stock is $0.028 per share.

(2) Based on the net tangible book value as at October 31, 2004 and the number of outstanding shares as at December 30, 2004.

(3) Represents aggregate proceeds from the issue of the common stock, less the 5% fee paid to Cornell Capital Partners, LP.

ASSUMING THE ISSUANCE OF 411,607,143 SHARES OF OUR COMMON STOCK PURSUANT TO OUR EQUITY LINE OF CREDIT FACILITY, THERE WILL BE SUBSTANTIAL DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

      Our Standby Equity Distribution Agreement with Cornell Capital Partners, LP dated May 19, 2004 contemplated the potential future issuance and sale of up to $15.0 million of our common stock to Cornell Capital Partners, LP, subject to certain restrictions and other obligations. Given our company's current capital needs and the market price of our common stock, we presently have no intention of drawing down the entire amount available of $11,525,000 unless the market price of our common stock increases. Accordingly, our company's good faith estimate of the number of shares that we will issue pursuant to the equity line in addition to the 89,748,929 shares previously issued is 411,607,143 shares. Of this amount, 251,071 shares are registered.

      The following is an example of the amount shares of our common stock that is issuable, upon the entire drawdown of $11,525,000 on our equity line based on the price of $0.028, and 25%, 50% and 75% below the this price:


                                             Number of                           Percentage
% Below                         Price          shares             Shares       of Outstanding
Market                        per share      issuable(1)       Outstanding(2)      Stock(4)
----------------------------- ----------- ----------------- ------------------ --------------
Current price(3)              0.0280         411,607,143          637,519,613      64.56%

                      25%     0.0210         548,809,524          774,721,984      70.84%

                      50%     0.0140         823,214,286        1,049,126,756      78.47%

                      75%     0.0070       1,646,428,571        1,872,341,041      87.93%

(1) Represents the number of shares issuable if all the remaining $11,525,000 remaining under the equity line of credit, was drawn down at the indicated effective price.

(2) Based on 225,912,470 common shares issued and outstanding on December 30, 2004.

(3) Based on 98% of the closing bid price of $0.0285 on December 29, 2004.

(4) Percentage of the total outstanding common stock represented by the shares issuable on draw down on the equity line of credit without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time.

OUR STANDBY EQUITY DISTRIBUTION AGREEMENT WITH CORNELL CAPITAL PARTNERS, LP LIMITS THE NUMBER OF SHARES OF COMMON STOCK THAT WE CAN REQUIRE CORNELL CAPITAL PARTNERS, LP TO PURCHASE NOT MORE THAN 9.99% OF OUR THEN ISSUED AND OUTSTANDING SHARES OF COMMON STOCK IN CONNECTION WITH EACH DRAW DOWN, WHICH MAY FURTHER LIMIT OUR ABILITY TO DRAW DOWN AMOUNTS THAT WE REQUEST AND WHICH MAY CAUSE US TO SIGNIFICANTLY CURTAIL THE SCOPE OF OUR OPERATIONS AND ALTER OUR BUSINESS PLAN.

      Our Standby Equity Distribution Agreement with Cornell Capital Partners, LP provides that we may not sell shares of our common stock pursuant to our draw down right under the agreement if the draw down would result in the issuance of more than 9.99% of our then issued and outstanding common stock to Cornell Capital Partners, LP. For example, on December 30, 2004, 225,912,470 shares of our common stock were issued and outstanding. Assuming that we would have otherwise been in a position to effect a draw down under the equity line of credit facility, the 9.99% restriction would have prevented us from selling more than 25,074,000 shares to Cornell Capital Partners, LP at that time. We would have realized net proceeds from the draw down of approximately $666,468, after deduction of a 2% discount, 5% fee payable to Cornell Capital and a $500 escrow fee payable to the escrow agent.

      Since trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, Cornell Capital Partners, LP may have difficulty reselling the shares that it purchases under the Standby Equity Distribution Agreement. Between September 1, 2004 and December 29, 2004 the average daily trading volume of our common stock on the OTC Bulletin Board was 4,352,808 shares, and the closing price of one share of our common stock during this period ranged from $0.0285 to $0.094. This volume could decrease and in turn, may require that drawdowns be delayed until Cornell Capital Partners, LP has sold a sufficient number of shares to stay within the 9.99% restriction. We may have to significantly curtail the scope of our operations and alter our business plan if, at the time of any draw down under the equity line, this 9.99% restriction results in our inability to draw down some or all of the amounts requested in any draw down notice.

                    RISKS RELATED TO OUR BUSINESS AND COMPANY

WE REQUIRE ADDITIONAL FINANCING IN ORDER TO CONTINUE IN BUSINESS AS A GOING CONCERN, THE AVAILABILITY OF WHICH IS UNCERTAIN. WE MAY BE FORCED BY BUSINESS AND ECONOMIC CONDITIONS TO ACCEPT FINANCING TERMS WHICH WILL REQUIRE US TO ISSUE OUR SECURITIES AT A DISCOUNT, WHICH COULD RESULT IN FURTHER DILUTION TO OUR EXISTING STOCKHOLDERS.

      We require additional financing to fund our operations. We are taking the steps necessary to draw down amounts under the remaining $11,525,000 from our $15,000,000 equity line of credit facility that we arranged with Cornell Capital Partners, LP. However, business and economic conditions may make it unfeasible or undesirable for us to draw down amounts under the equity line of credit at every opportunity.

      In conjunction with our investment advisors, Cornell Capital Partners, LP, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. In addition, any additional equity financing may involve substantial dilution to our stockholders. If we fail to raise sufficient financing to meet our immediate cash needs, we will be forced to scale down or perhaps even cease the operation of our business, which may result in the loss of some or all of your investment in our common stock.

      In addition, in seeking debt or equity private placement financing, we may be forced by business and economic conditions to accept terms which will require us to issue our securities at a discount from the prevailing market price or face amount, which could result in further dilution to our existing stockholders.

WE HAVE A HISTORY OF OPERATING LOSSES AND FLUCTUATING OPERATING RESULTS, WHICH RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      Since inception through October 31, 2004, we have incurred aggregate losses of $61,402,156. Our loss from operations for the three month period ended October 31, 2004 was $1,857,007; our loss from operations for the fiscal years ended July 31, 2004 and July 31, 2003 were, respectively, $6,973,571 and $6,387,160. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

      Although we are confident that revenues will increase, we also expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner.

WE MAY EXPERIENCE SIGNIFICANT AND RAPID GROWTH IF WE ARE ABLE TO CAPITALIZE ON THE EXPANSION OF THE TIRE MONITORING MARKET. IF WE ARE UNABLE TO HIRE AND TRAIN STAFF TO HANDLE SALES AND MARKETING OF OUR PRODUCTS AND MANAGE OUR OPERATIONS, SUCH GROWTH COULD MATERIALLY AND ADVERSELY AFFECT US.

      We intend to proceed with initiatives intended to capitalize on the expansion of the tire monitoring market that is occurring as a result of the enactment by the TREAD Act. This could potentially lead to significant and rapid growth in the scope and complexity of our business. Any inability on our part to manage such growth effectively will have a material adverse effect on our product development, business, financial condition and results of operations. Our ability to manage and sustain growth effectively will depend, in part, on the ability of our management to implement appropriate management, operational and financial systems and controls, and the ability of our management to successfully hire, train, motivate and manage employees.

TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD RENDER OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE AND CONSEQUENTLY AFFECT OUR ABILITY TO GENERATE REVENUES.

      The markets in which we operate are subject to technological change, evolving industry standards and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable, including ours. Although we are confident that our tire monitoring systems (TMS) technology and products are technologically advanced and currently competitive, we believe that our long-term success will depend upon our ability to continuously develop new products and to enhance our current products and introduce them promptly into the market. If we are not able to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

WE DO CARRY A REASONABLE AMOUNT OF PRODUCT LIABILITY INSURANCE. HOWEVER THERE CAN BE NO ASSURANCE THAT OUR EXISTING INSURANCE COVERAGE WOULD BE ADEQUATE IN TERM AND SCOPE TO PROTECT US AGAINST MATERIAL FINANCIAL EFFECTS IN THE EVENT OF A SUCCESSFUL CLAIM.

      We could be subject to claims in connection with the products that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from any such claim, or that we would be able to have our customers indemnify or insure us against any such liability. Although we have product and directors and officers liability insurance, there can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim. We currently do not carry commercial general liability insurance providing comprehensive product liability coverage in all instances. We may in the future obtain such insurance provided it can be obtained at reasonable prices. However, there can be no assurance that such coverage, if obtained, would be adequate in term and scope to protect us.

SUBSTANTIALLY ALL OF OUR ASSETS AND A MAJORITY OF OUR DIRECTORS AND OFFICERS ARE OUTSIDE THE UNITED STATES, WITH THE RESULT THAT IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE WITHIN THE UNITED STATES ANY JUDGMENTS OBTAINED AGAINST US OR ANY OF OUR DIRECTORS OR OFFICERS.

      Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

THE LOSS OF OUR MAJOR CUSTOMER MAY MATERIALLY AND ADVERSELY AFFECT US.

      During fiscal 2004, we earned 29% of our revenue from one major customer. Accordingly, the loss of this major customer may materially and adversely affect us. The loss of this major customer, or significant reductions by them in buying our products, or any inability on our part to collect accounts receivable from them may adversely affect our business and results of operations.

WE MAY EXPERIENCE DIFFICULTY IN OBTAINING COMPONENTS AND RAW MATERIALS, AND WE COULD BE MATERIALLY AND ADVERSELY AFFECTED AS A RESULT.

      Our current products, and the products that we may provide in the future, embody new technologies. Certain of the components and raw materials used in our products are difficult to obtain and/or require purchase commitments to be made by us far in advance of the manufacturing date. The inability to obtain sufficient quantities of components or raw materials, or the inability to forecast purchase requirements accurately, could adversely affect our business and results of operations. Similarly, commitments to purchase components and raw materials in excess of customer demand for our products could materially and adversely affect our results of operations.

THE LOSS OF ANY OF OUR CONTRACT MANUFACTURERS WOULD MATERIALLY AND ADVERSELY AFFECT US.

      We contract the manufacture of our products to third parties. In certain cases, we do not have an alternative source of manufacturing, and a suitable replacement would be time-consuming and expensive to obtain. If, for any reason, one of our third party manufacturers is unable or refuses to produce our products, our business, financial condition and results of operations would be materially and adversely affected.

WE DEPEND TO A SIGNIFICANT EXTENT ON CERTAIN KEY PERSONNEL, THE LOSS OF ANY OF WHOM MAY MATERIALLY AND ADVERSELY AFFECT OUR COMPANY.

      Our success depends to a significant extent on the continued service of certain key management personnel, including Robert Rudman, our President and Chief Executive Officer, Al Kozak, our Chief Operating Officer, Jeff Finkelstein, our Chief Financial Officer, Erwin Bartz, our Vice President of Business Development, and Shawn Lammers, our Vice-President, Engineering. The loss or interruption of services from one or more of these personnel, for whatever reason, could have a material adverse effect on us. In the event of the loss of services of such personnel, no assurances can be given that we will be able to obtain the services of adequate replacement personnel. We do not maintain key person insurance on the lives of any of our officers or employees.

                        RISKS RELATED TO OUR COMMON STOCK

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

      Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of common stock in private financings under an exemption from the registration laws, then those shares will constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

      Some of our outstanding restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline. See "Description of Securities."

OUR STOCK PRICE CAN BE EXTREMELY VOLATILE.

      Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

TRADING ON THE OTC BULLETIN BOARD MAY BE SPORADIC BECAUSE IT IS NOT A STOCK EXCHANGE, AND STOCKHOLDERS MAY HAVE DIFFICULTY RESELLING THEIR SHARES.

      Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on the Nasdaq SmallCap. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders. In addition, since our common stock was traded on the Nasdaq SmallCap Market until May 28, 2003, past trading activity in our common stock should not be relied upon as necessarily being indicative of future trading activity in our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS.

      We have not paid dividends since inception on our common stock, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

      Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              Selling Stockholders

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants.

      The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                     Shares Beneficially Owned                                  Shares Beneficially Owned
                                -----------------------------------                    ---------------------------------------
                                       Prior to the Offering                                        After the Offering
                                                                            Total
                                                                       ----------------
    Name                              Number            Percent         Shares Offered          Number            Percent
------------------------------------------------------------------------------------------------------------------------------
William Cronin                       1,779,746 (1)         *                1,125,000           654,746              *
180 Concord Drive
Madison, CT 06443

Martin Gannon                        1,535,000 (2)         *                1,125,000           410,000              *
1275 Post Road
Fairfield, CT 06824

Johnny Christiansen                  1,150,000 (3)         *                  900,000           250,000              *
Spurvestien 24
3189 Horten, Norway

Robert Rudman                        7,440,667 (4)       3.2%               5,840,000         1,600,667              *
#40-5740 Garrison Road
Richmond, British Columbia
V7C 5E7

Al Kozak                             5,466,000 (5)       2.4%               4,540,000           926,000              *
25841 116 Avenue
Maple Ridge, British Columbia
V4R 1Z6

Jeff Finkelstein                     3,422,950 (6)       1.5%               3,000,000           422,950              *
3460 Regent Street
Richmond, British Columbia
V7E 2N1

Edwin Bartz                          3,555,000 (7)       1.6%               3,000,000           555,000              *
21 Arrow-Wood Place
Port Moody, British Columbia
V3H 4E9

Shawn Lammers                        3,394,219 (8)       1.5%               3,000,000           394,219              *
10540 Suncrest Drive
Delta, British Columbia
V4C 2N5

* Denotes a percentage of our issued and outstanding common stock that is greater than zero but less than one percent.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Represents (i) 15,000 shares of common stock underlying options exercisable at $8.11 per share; (ii) 15,000 shares of common stock underlying options exercisable at $2.88 per share; (iii) 15,000 shares of common stock underlying options exercisable at $1.44 per share; (iv) 22,500 shares of common stock underlying options exercisable at $0.43 per share; (v) 1,250 shares of common stock underlying options exercisable at $0.37 per share; (vi) 498,750 shares of common stock underlying options exercisable at $0.20 per share; and (vii) 1,125,000 shares of common stock underlying options exercisable at $0.03 per share.

(2) Represents (i) 25,050 shares of common stock underlying options exercisable at $0.37 per share; (ii) 375,050 shares of common stock underlying options exercisable at $0.20 per share; and (iii) 1,125,000 shares of common stock underlying options exercisable at $0.03 per share.

(3) Represents (i) 250,000 shares of common stock underlying options exercisable at $0.20 per share; and (ii) 900,000 shares of common stock underlying options exercisable at $0.03 per share.

(4) Represents (i) 25,000 shares of common stock underlying options exercisable at $4.33 per share; (ii) 3,500 shares of common stock underlying options exercisable at $4.15 per share; (iii) 30,000 shares of common stock underlying options exercisable at $3.83 per share; (iv) 25,000 shares of common stock underlying options exercisable at $3.61 per share; (v) 3,500 shares of common stock underlying options exercisable at $3.46 per share; (vi) 30,000 shares of common stock underlying options exercisable at $3.19 per share; (vii) 100,000 shares of common stock underlying options exercisable at $3.01 per share; (viii) 27,500 shares of common stock underlying options exercisable at $2.88 per share; (ix) 30,000 shares of common stock underlying options exercisable at $2.66 per share; (x) 27,500 shares of common stock underlying options exercisable at $2.40 per share; (xi) 27,500 shares of common stock underlying options exercisable at $2.00 per share; (xii) 44,000 shares of common stock underlying options exercisable at $1.67 per share; (xiii) 44,000 shares of common stock underlying options exercisable at $1.39 per share; (xiv) 44,000 shares of common stock underlying options exercisable at $1.16 per share; (xv) 28,000 shares of common stock underlying options exercisable at $0.43 per share; (xvi) 1,079,500 shares of common stock underlying options exercisable at $0.20 per share and (xvii) 5,840,000 shares of common stock underlying options exercisable at $0.03 per share.

(5) Represents (i) 58,333 shares of common stock underlying options exercisable at $2.88 per share (ii) 58,333 shares of common stock underlying options exercisable at $2.40 per share; (iii) 58,334 shares of common stock underlying options exercisable at $2.00 per share; (iv) 15,666 shares of common stock underlying options exercisable at $1.67 per share; (v) 15,667 shares of common stock underlying options exercisable at $1.39 per share; (vi) 15,667 shares of common stock underlying options exercisable at $1.16 per share; (vii) 21,000 shares of common stock underlying options exercisable at $0.43 per share; (viii) 683,000 shares of common stock underlying options exercisable at $0.20 per share and
      (ix); 4,540,000 shares of common stock underlying options exercisable at $0.03 per share.

(6) Represents (i) 2,866 shares of common stock underlying options exercisable at $4.33 per share; (ii) 1,200 shares of common stock underlying options exercisable at $3.83 per share; (iii) 2,867 shares of common stock underlying options exercisable at $3.61 per share; (iv) 1,200 shares of common stock underlying options exercisable at $3.19 per share; (v) 2,867 shares of common stock underlying options exercisable at $3.01 per share;
      (vi) 600 shares of common stock underlying options exercisable at $2.88 per share; (vii) 1,200 shares of common stock underlying options exercisable at $2.66 per share; (viii) 600 shares of common stock underlying options exercisable at $2.40 per share; (ix) 600 shares of common stock underlying options exercisable at $2.00 per share; (x) 1,200 shares of common stock underlying options exercisable at $1.67 per share;
      (xi) 23,333 shares of common stock underlying options exercisable at $1.44 per share; (xii) 1,200 shares of common stock underlying options exercisable at $1.39 per share; (xiii) 23,333 shares of common stock underlying options exercisable at $1.20 per share; (xiv) 1,200 shares of common stock underlying options exercisable at $1.16 per share; (xv) 23,334 shares of common stock underlying options exercisable at $1.00 per share; (xvi) 329,600 shares of common stock underlying options exercisable at $0.20 per share and (xvii) 3,000,000 shares of common stock underlying options exercisable at $0.03 per share.

(7) Represents (i) 25,000 shares of common stock underlying options exercisable at $4.33 per share; (ii) 11,666 shares of common stock underlying options exercisable at $3.83 per share; (iii) 25,000 shares of common stock underlying options exercisable at $3.61 per share; (iv) 11,667 shares of common stock underlying options exercisable at $3.19 per share; (v) 25,000 shares of common stock underlying options exercisable at $3.01 per share; (vi) 6,333 shares of common stock underlying options exercisable at $2.88 per share; (vii) 11,667 shares of common stock underlying options exercisable at $2.66 per share; (viii) 6,333 shares of common stock underlying options exercisable at $2.40 per share; (ix) 6,334 shares of common stock underlying options exercisable at $2.00 per share;
      (x) 12,000 shares of common stock underlying options exercisable at $1.67 per share; (xi) 12,000 shares of common stock underlying options exercisable at $1.39 per share; (xii) 12,000 shares of common stock underlying options exercisable at $1.16 per share; (xiii) 390,000 shares of common stock underlying options exercisable at $0.20 per share and
      (xiv) 3,000,000 shares of common stock underlying options exercisable at $0.03 per share.

(8) Represents (i) 5,000 shares of common stock underlying options exercisable at $4.33 per share; (ii) 4,000 shares of common stock underlying options exercisable at $4.15 per share; (iii) 3,333 shares of common stock underlying options exercisable at $3.83 per share; (iv) 5,000 shares of common stock underlying options exercisable at $3.61 per share; (v) 4,000 shares of common stock underlying options exercisable at $3.46 per share;
      (vi) 3,333 shares of common stock underlying options exercisable at $3.19 per share; (vii) 5,000 shares of common stock underlying options exercisable at $3.01 per share; (viii) 5,700 shares of common stock underlying options exercisable at $2.88 per share; (ix) 3,334 shares of common stock underlying options exercisable at $2.66 per share; (x) 5,700 shares of common stock underlying options exercisable at $2.40 per share;
      (xi) 5,700 shares of common stock underlying options exercisable at $2.00 per share; (xii) 3,333 shares of common stock underlying options exercisable at $1.67 per share; (xiii) 3,333 shares of common stock underlying options exercisable at $1.39 per share; (xiv) 3,334 shares of common stock underlying options exercisable at $1.16 per share; (xv) 332,600 shares of common stock underlying options exercisable at $0.20 per share and (xvi) 3,000,000 shares of common stock underlying options exercisable at $0.03 per share.

                              Plan of Distribution

      Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on The Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on The Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                     Interests of Named Experts and Counsel

      The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018.

                      Information Incorporated by Reference

      The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

      o Reference is made to the Registrant's current reports on Form 8-K, as filed with the SEC on April 28, June 15, September 13, September 17, October 1, October 12 and November 1, December 14, and December 21, 2004 (File No. 000-24209).

      o Reference is made to the Registrant's quarterly report on Form 10-QSB for the quarter ended October 31, 2004, as filed with the SEC on December 14, 2004, which is hereby incorporated by reference (File No. 000-24209).

      o Reference is made to the Registrant's annual report on Form 10-KSB for the year ended July 31, 2004, as filed with the SEC on October 29, 2004, which is hereby incorporated by reference (File No. 000-24209).

      o The description of the Registrant's common stock is incorporated by reference to the Registrant's Registration Statement on Form SB-2, as filed with the Commission under file number 333-121763 on December 30, 2004.

      We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Mr. Robert Rudman, SmarTire Systems, Inc., 150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1, Canada.

              Disclosure of Commission Position On Indemnification
                         For Securities Act Liabilities

      Under our Bylaws, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify each of our current or former directors and officers, and any a person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and any such indemnified person's heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

      Under section 126 of the Business Corporations Act (Yukon Territory), court approval is required for us to indemnify any of the foregoing persons in respect of an action by or on behalf of our company, or by or on behalf of any corporation of which we are or were a shareholder or creditor, to procure a judgment in our or its favor, as the case may be. Court approval may be granted for us to indemnify any such person against all costs, charges and expenses reasonably incurred by him or her in connection with the action only if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

      Section 126 of the Business Corporations Act (Yukon Territory) goes on to provide that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and
(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

      Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                     Additional Information Available to You

      This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is listed on The Over-The-Counter Bulletin Board.

      No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.



                            ------------------------





                        53,000,000 SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                                January 18, 2005

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


      Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

      o Reference is made to the Registrant's current reports on Form 8-K, as filed with the SEC on April 28, June 15, September 13, September 17, October 1, October 12 and November 1, December 14, and December 21, 2004 (File No. 000-24209).

      o Reference is made to the Registrant's quarterly report on Form 10-QSB for the quarter ended October 31, 2004, as filed with the SEC on December 14, 2004, which is hereby incorporated by reference (File No. 000-24209).

      o Reference is made to the Registrant's annual report on Form 10-KSB for the year ended July 31, 2004, as filed with the SEC on October 29, 2004, which is hereby incorporated by reference (File No. 000-24209).

      o The description of the Registrant's common stock is incorporated by reference to the Registrant's Registration Statement on Form SB-2, as filed with the Commission under file number 333-121763 on December 30, 2004.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

      The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of Americas, 21st flr., New York, NY 10018.

Item 6.  Indemnification of Directors and Officers.

      Under our Bylaws, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify each of our current or former directors and officers, and any a person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and any such indemnified person's heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

      Under section 126 of the Business Corporations Act (Yukon Territory), court approval is required for us to indemnify any of the foregoing persons in respect of an action by or on behalf of our company, or by or on behalf of any corporation of which we are or were a shareholder or creditor, to procure a judgment in our or its favor, as the case may be. Court approval may be granted for us to indemnify any such person against all costs, charges and expenses reasonably incurred by him or her in connection with the action only if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

      Section 126 of the Business Corporations Act (Yukon Territory) goes on to provide that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and
(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.


EXHIBIT
NUMBER       EXHIBIT
-------      -------

  4.1        2004 Stock Incentive Plan (U.S.) (Incorporated by reference to our Notice of Annual and
             Extraordinary General Meeting, and the accompanying Proxy Statement and Information Circular, filed on Form 6-K on November 8, 2004).

  4.2        2004 Stock Incentive Plan (Non-U.S.). (Incorporated by reference our current report on Form 8-K filed on December 21, 2004).

  5.1        Opinion of Sichenzia Ross Friedman Ference LLP

 23.1        Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1

 23.2        Consent of KMPG LLP

 24.1        Power of Attorney (included in the Signature Page)

Item 9.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (2) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Richmond, British Columbia on January 18, 2005.

                                        SMARTIRE SYSTEMS, INC.

                                        By: /s/ Robert Rudman
                                            ------------------------------------
                                            Robert Rudman, President, Chief
                                            Executive Officer, and Chairman



                                        SMARTIRE SYSTEMS, INC.

                                        By: /s/ Jeff Finkelstein
                                            ------------------------------------
                                            Jeff Finkelstein, Chief Financial
                                            Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Rudman as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

    Signature                       Title                         Date
    ---------                       -----                         ----

/s/ Robert Rudman           President, Chief Executive        January 18, 2005
-----------------------     Officer and Director
Robert Rudman


/s/ Al Kozak                Chief Operating Officer           January 18, 2005
-----------------------     and Director
Al Kozak


/s/ William Cronin          Director                          January 18, 2005
-----------------------
William Cronin


/s/ Johnny Christiansen     Director                          January 18, 2005
-----------------------
Johnny Christiansen


/s/ Martin Gannon           Director                          January 18, 2005
-----------------------
Martin Gannon


EXHIBIT
NUMBER        EXHIBIT
-------       -------

  4.1         2004 Stock Incentive Plan (U.S.) (Incorporated by reference to our Notice of Annual and
              Extraordinary General Meeting, and the accompanying Proxy Statement and Information Circular, filed on Form 6-K on November 8, 2004).

  4.2         2004 Stock Incentive Plan (Non-U.S.). (Incorporated by reference our current report on Form 8-K filed on December 21, 2004).

  5.1         Opinion of Sichenzia Ross Friedman Ference LLP

 23.1         Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1

 23.2         Consent of KMPG LLP

 24.1         Power of Attorney (included in the Signature Page)